August 2022

Pricing Supplement Terms No. 5,909

Registration Statement Nos. 333-250103; 333-250103-01

Dated August 26, 2022

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Enhanced Buffered Jump Securities Based on the Value of the S&P 500® Index due August 31, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Enhanced Buffered Jump Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest but will instead pay an amount in cash at maturity that may be greater than or less than the stated principal amount depending on the closing value of the underlying index on the valuation date. If the closing value of the underlying index on the valuation date is at or above 85% of the initial index value, which we refer to as the downside threshold value, you will receive, in addition to the principal amount, the specified fixed upside payment. However, if the closing value of the underlying index on the valuation date is below 85% of the initial index value, you will be exposed to the decline in the level of the underlying index beyond the buffer amount of 15%, and you will lose some or a significant portion of your initial investment. These long-dated securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and returns above the fixed upside payment in exchange for the potential to receive the fixed upside return if the final index value is at or above the downside threshold value. The payment at maturity may be significantly less than the stated principal amount, and you could lose up to 85% of your investment. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Aggregate principal amount:	$1,847,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	August 26, 2022
Original issue date:	August 31, 2022 (3 business days after the pricing date)
Maturity date:	August 31, 2027
Underlying index:	S&P 500® Index
Payment at maturity:

If the final index value is at or above the downside threshold value:

 $1,000 + the fixed upside payment

If the final index value is below the downside threshold value:

 $1,000 × (index performance factor + buffer amount)

In this scenario, the payment at maturity will be less than the stated principal amount, subject to the minimum payment at maturity of $150 per security.

Fixed upside payment:	$415 per security (41.50% of the stated principal amount)
Index performance factor:	final index value / initial index value
Initial index value:	4,057.66, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Buffer amount:	15%
Minimum payment at maturity:	$150 per security
Downside threshold value:	3,449.011, which is 85% of the initial index value
Valuation date:	August 26, 2027, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61774DX44 / US61774DX440
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$945.20 per security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per security	$1,000	$33	$967
Total	$1,847,000	$60,951	$1,786,049

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $33 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)See “Use of proceeds and hedging” on page 16.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated November 16, 2020 Index Supplement dated November 16, 2020 Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the S&P 500® Index due August 31, 2027 Principal at Risk Securities

Investment Summary

Enhanced Buffered Jump Securities

Principal at Risk Securities

Enhanced Buffered Jump Securities Based on the Value of the S&P 500® Index due August 31, 2027 (the “securities”) can be used:

￭As an alternative to direct exposure to the underlying index that provides a fixed positive return of 41.50% if the underlying index has appreciated or has not depreciated by more than 15% over the term of the securities;

￭To enhance returns and potentially outperform the underlying index in a moderately bullish or moderately bearish scenario;

￭To obtain a buffer against a specified level of negative performance of the underlying index.

The securities are exposed to the performance of the S&P 500® Index, but provide a fixed upside payment payable at maturity if the index closing value on the valuation date is at or above the downside threshold value. However, if the final index value is less than the downside threshold value, the securities are exposed on a 1:1 basis to the percentage decline in the index value beyond the buffer amount of 15%. Accordingly, 85% of your principal is at risk.

Maturity:	5 years
Fixed upside payment:	$415 per security (41.50% of the stated principal amount)
Downside threshold value:	85% of the initial index value
Buffer amount:	15%
Minimum payment at maturity:	$150 per security. You could lose up to 85% of the stated principal amount of the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $945.20.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the fixed upside payment, the downside threshold value, the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

August 2022 Page 2

Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the S&P 500® Index due August 31, 2027 Principal at Risk Securities

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the S&P 500® Index due August 31, 2027 Principal at Risk Securities

Key Investment Rationale

This 5-year investment offers a fixed positive return of 41.50% if the final index value is greater than or equal to 85% of the initial index value, which we refer to as the downside threshold value. However, if the final index value is less than the downside threshold value, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of the securities. You could lose up to 85% of the stated principal amount of the securities.

Upside Scenario	The final index value is at or above the downside threshold value, and, at maturity, the securities pay the stated principal amount of $1,000 plus the fixed upside payment of $415 per security.
Downside Scenario

The final index value is below the downside threshold value, and, at maturity, the securities pay less than the stated principal amount by an amount proportionate to the decline in the final index value from the initial index value beyond the buffer amount of 15%, subject to the minimum payment at maturity of $150 per security (e.g., a 50% decline in the index will result in a payment at maturity of $650 per security).

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the S&P 500® Index due August 31, 2027 Principal at Risk Securities

Hypothetical Payment on the Securities at Maturity

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000
Downside threshold value:	85% of the initial index value
Buffer amount:	15%
Fixed upside payment:	$415 per security (41.50% of the statement principal amount)

Payoff Diagram for the Securities

The Underlying Index
The Securities
$1,415.00
$150 Minimum
Payment at Maturity
$2,600
$2,400
$2,200
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity on the Securities
-100%
-80%
-60%
-40%
-20%
-15%
0%
20%
40%
41.50%
60%
80%
100%
Percentage Change in the Final Index Value

How it works

◼Upside Scenario. If the final index value is greater than or equal to the downside threshold value, the investor would receive $1,000 plus the fixed upside payment of $415 per security.

◼Downside Scenario. If the final index value is below the downside threshold value, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the decline in the final index value from the initial index value beyond the buffer amount of 15%. In this scenario, the investor would lose some or a significant portion of the amount invested in the securities. For example, if the final index value declines by 40% from the initial index value, the payment at maturity would be $750 per security (75% of the stated principal amount).

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the S&P 500® Index due August 31, 2027 Principal at Risk Securities

Hypothetical Examples

The following table and examples illustrate the return on the securities and the payment at maturity for a range of hypothetical percentage changes in the final index value from the initial index value, depending on whether or not the final index value is below the downside threshold value. They are based on the following values:

Stated principal amount:	$1,000
Hypothetical initial index value:	4,500
Hypothetical downside threshold value:	3,825 (85% of the hypothetical initial index value)
Buffer amount:	15%
Fixed upside payment:	$415 per security

Final index value	Underlying index return	Return on securities	Payment at maturity (per $1,000 security)
9,000.00	100%	41.50%	$1,415
8,550.00	90%	41.50%	$1,415
8,100.00	80%	41.50%	$1,415
7,650.00	70%	41.50%	$1,415
7,200.00	60%	41.50%	$1,415
6,750.00	50%	41.50%	$1,415
6,300.00	40%	41.50%	$1,415
5,850.00	30%	41.50%	$1,415
5,400.00	20%	41.50%	$1,415
4,950.00	10%	41.50%	$1,415
4,725.00	5%	41.50%	$1,415
4,500.00	0%	41.50%	$1,415
4,275.00	-5%	41.50%	$1,415
4,050.00	-10%	41.50%	$1,415
3,825.00	-15%	41.50%	$1,415
3,780.00	-16%	-1%	$990
3,600.00	-20%	-5%	$950
3,150.00	-30%	-15%	$850
2,700.00	-40%	-25%	$750
2,250.00	-50%	-35%	$650
1,800.00	-60%	-45%	$550
1,350.00	-70%	-55%	$450
900.00	-80%	-65%	$350
450.00	-90%	-75%	$250
0.00	-100%	-85%	$150

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the S&P 500® Index due August 31, 2027 Principal at Risk Securities

EXAMPLE 1: The final index value is above the downside threshold value and has increased from the initial index value by 60%. Your return will be equal to the fixed upside payment, and you do not participate in the appreciation of the underlying index.

Hypothetical final index value	=	7,200
Payment at maturity	=	stated principal amount + fixed upside payment
	=	$1,000 + $415
	=	$1,415
Payment at maturity = $1,415 per security

EXAMPLE 2: The final index value has declined from the initial index value by 5% but is greater than the downside threshold value. You receive the stated principal amount plus the fixed upside payment.

Hypothetical final index value	=	4,275
Payment at maturity	=	stated principal amount + fixed upside payment
	=	$1,000 + $415
	=	$1,415
Payment at maturity = $1,415 per security

EXAMPLE 3: The final index value has declined from the initial index value by 50% and is below the downside threshold value. You are exposed to the decline in the final index value from the initial index value beyond the buffer amount of 15%.

Hypothetical final index value	=	2,250
Index performance factor	=	final index value / initial index value
	=	2,250 / 4,500
	=	50%
Payment at maturity	=	$1,000 × (index performance factor + 15%)
	=	$1,000 × (50% + 15%)
	=	$1,000 × (65%)
	=	$650
Payment at maturity = $650.00 per security

If the final index value is less than the downside threshold value, you will lose some or a significant portion of your investment in an amount proportionate to the decline in the final index value from the initial index value beyond the buffer amount of 15%. You could lose up to 85% of your investment.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the S&P 500® Index due August 31, 2027 Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for Jump Securities, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest and provide for the minimum payment at maturity of only 15% of your principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide for the minimum return of only 15% of the principal amount at maturity. If the final index value is less than the downside threshold value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security, reflecting the negative performance of the underlying index over the term of the securities beyond the buffer amount of 15%. You could lose up to 85% of the stated principal amount of the securities.

￭The appreciation potential is fixed and limited. Where the final index value is greater than or equal to the downside threshold value, the appreciation potential of the securities is limited to the fixed upside payment of $415 per security (41.50% of the stated principal amount), even if the final index value is significantly greater than the initial index value. See “Hypothetical Payment on the Securities at Maturity” on page 5 above.

￭You will not benefit from the fixed upside payment if the final index value is below the downside threshold value. If the final index value is less than the downside threshold value, the payment at maturity will depend solely on the closing value of the underlying index on the valuation date, and, accordingly, you will lose the benefit of the limited protection against the loss of principal based on the fixed upside payment. Instead, under these circumstances, you will be exposed on a 1-to-1 basis to the decline in the closing value of the underlying index beyond the buffer amount of 15%, and you will lose some or a significant portion of your investment.

￭The market price of the securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value (including whether the value is below the downside threshold value), volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the S&P 500® Index due August 31, 2027 Principal at Risk Securities

￭The amount payable on the securities is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the valuation date but then drops by the valuation date to be below the downside threshold value, the payment at maturity will be significantly less than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the maturity date or at other times during the term of the securities may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

￭Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the S&P 500® Index due August 31, 2027 Principal at Risk Securities

securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the level at or above which the index must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final index value, and, accordingly, the amount of cash an investor will receive at maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index value, the downside threshold value, the final index value and whether the final index value is below the downside threshold value, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the S&P 500® Index due August 31, 2027 Principal at Risk Securities

comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

￭Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index can add, delete or substitute the stocks constituting the underlying index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index. Any of these actions could adversely affect the value of the securities. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the valuation date of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to the discontinuance of the underlying index.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the S&P 500® Index due August 31, 2027 Principal at Risk Securities

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on August 26, 2022:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	4,057.66
52 Weeks Ago:	4,470.00
52 Week High (on 1/3/2022):	4,796.56
52 Week Low (on 6/16/2022):	3,666.77

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2017 through August 26, 2022. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The closing value of the underlying index on August 26, 2022 was 4,057.66. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.

S&P 500® Index Daily Index Closing Values January 1, 2017 to August 26, 2022

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the S&P 500® Index due August 31, 2027 Principal at Risk Securities

S&P 500® Index	High	Low	Period End
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter (through August 26, 2022)	4,305.20	3,790.38	4,057.66

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P 500® Index” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the S&P 500® Index due August 31, 2027 Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Underlying index publisher:	S&P Dow Jones Indices LLC or any successor thereof
Postponement of maturity date:

If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered, if any, with respect to the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due, if any, with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the S&P 500® Index due August 31, 2027 Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the S&P 500® Index due August 31, 2027 Principal at Risk Securities

Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the stocks constituting the underlying index, futures or options contracts listed on major securities markets on the underlying index or its component stocks, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the closing value of the underlying index on the pricing date, and accordingly, the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index and, therefore, adversely affect the value of the securities or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $33 for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the S&P 500® Index due August 31, 2027 Principal at Risk Securities

be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for Jump Securities and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Jump Securities dated November 16, 2020

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for Jump Securities, in the index supplement or in the prospectus.

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